As filed with the Securities and Exchange Commission on August 2, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERITUS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

EMERITUS CORPORATION AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert C. Bateman

Executive Vice President-Finance and Chief Financial Officer

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(206) 298-2909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David McShea

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.0001 per share, under the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan (3)	3,034,000	$23.43	$71,086,620	$9,696.21

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Registrant’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based upon a share price of $23.43, which was the average of the high ($23.68) and low ($23.17) sales prices of the Registrant’s common stock on July 30, 2013, as reported for such date on the New York Stock Exchange.

(3)	As described in the Explanatory Note in this Registration Statement, in connection with shareholder approval of the amendment of the 2006 Plan at the Registrant’s 2013 Annual Meeting of Shareholders held on May 29, 2013 (the “Annual Meeting”), the Registrant’s Amended and Restated Stock Option Plan for Non-Employee Directors (the “Directors Plan”) was terminated and no new grants will be made under that plan. Of the 3,034,000 shares being registered on this Registration Statement, 134,000 shares were previously available for issuance but not issued or subject to outstanding options under the Directors Plan as of the date of the Annual Meeting and now may be issued under the 2006 Plan. A post-effective amendment to the Form S-8 Registration Statement (File No. 333-167122) is being filed contemporaneously with this Registration Statement to deregister such 134,000 shares under that Registration Statement.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering additional shares of the Registrant’s common stock, par value $0.0001 per share, that may be issued under the Registrant’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”). The shares being registered include 2,900,000 newly authorized shares plus 134,000 shares that were previously authorized for issuance under the Registrant’s Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”). The Directors Plan terminated upon shareholder approval of the amendment of the 2006 Plan at the Registrant’s 2013 Annual Meeting of Shareholders held on May 29, 2013. A post-effective amendment to the Form S-8 Registration Statement for the 134,000 shares previously authorized for issuance under the Directors Plan (the “Directors Plan Registration Statement”) is being filed contemporaneously with this Registration Statement to deregister such shares under such Directors Plan Registration Statement.

Up to an additional 230,000 shares currently subject to outstanding options under the Directors Plan may become available for issuance in the future under the 2006 Plan if and to the extent such options expire or terminate without being exercised. Any such additional shares will be included in the shares reserved for issuance under the 2006 Plan and prior to issuance will be registered on one or more future Form S-8 Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 4, 2013, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, filed, respectively, on May 3, 2013 and August 2, 2013;

(3) The Registrant’s Current Reports on Form 8-K filed on June 27, 2013, June 3, 2013, May 31, 2013, March 18, 2013, March 13, 2013, March 12, 2013, March 11, 2013 and March 8, 2013 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(4) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on September 15, 2008 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

None.

ITEM 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act set forth certain mandatory and permissive provisions that a Washington corporation may utilize in indemnifying and/or advancing expenses to its directors, officers, employees and agents. Section 23B.08.560 of the Washington Business Corporation Act also authorizes a corporation to adopt its own provisions governing indemnification and advancement of expenses. Such provisions must be contained in the corporation’s articles of incorporation, a bylaw adopted or ratified by shareholders or a resolution adopted or ratified by shareholders. In no case, however, may such provisions authorize indemnification or advancement of expenses to any director, officer, employee or agent for (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property or services to which such person was not entitled. Section 10 of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers and, in certain instances, employees to the extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (a) intentional misconduct or knowing violation of law, (b) conduct violating Section 23B.08.310 of the Washington Business Corporation Act (regarding unlawful distributions) or (c) any transaction with respect to which such director personally received a benefit in money, property or services to which such director was not legally entitled. Article 8 of the Registrant’s Restated Articles of Incorporation and Section 10 of the Registrant’s Restated Bylaws contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant maintains an insurance policy, insuring its officers and directors against losses and liabilities (with certain exceptions and certain limitations) arising from certain alleged wrongful acts, including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty. The Registrant also has entered into indemnification agreements with certain of its officers and directors.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

Exhibit Number	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed on April 9, 2013)

+	Filed herewith
*	Incorporated herein by reference

ITEM 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 1st day of August, 2013.

EMERITUS CORPORATION

By	/s/ Robert C. Bateman
Robert C. Bateman
Executive Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Granger Cobb or Robert C. Bateman, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 1, 2013.

Signature	Title

/s/ Granger Cobb Granger Cobb	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert C. Bateman Robert C. Bateman	Executive Vice-President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Daniel R. Baty Daniel R. Baty	Chairman of the Board

/s/ H.R. Brereton Barlow H. R. Brereton Barlow	Director

/s/ Stanley L. Baty Stanley L. Baty	Director

/s/ Bruce L. Busby Bruce L. Busby	Director

/s/ Stuart F. Koenig Stuart F. Koenig	Director

/s/ James R. Ladd James R. Ladd	Director

Signature	Title

/s/ Richard W. Macedonia Richard W. Macedonia	Director

/s/ Robert E. Marks Robert E. Marks	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1+	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1+	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2+	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1*	Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed on April 9, 2013)

+	Filed herewith
*	Incorporated by reference